EXHIBIT (a)(1)(A)


                            SUPPLEMENT NUMBER 1 TO
           SECOND AMENDED OFFERING CIRCULAR AND DISCLOSURE STATEMENT
               AND SOLICITATION OF ACCEPTANCES OF A PREPACKAGED
                            PLAN OF REORGANIZATION

                              MIRANT CORPORATION

                            Offers to Exchange our
            8.25% Senior Secured Notes due 2008, Warrants and Cash
                                for all of our
                  2.5% Convertible Senior Debentures due 2021
                   (CUSIP Nos. 604675-AB-4 and 604675-AA-6)
                                and all of our
                          7.4% Senior Notes due 2004
                            (CUSIP No. 842815-AC-6)
          and Solicitation of Acceptances of a Plan of Reorganization
                      from all Holders of Impaired Claims
                       under the Plan of Reorganization

-------------------------------------------------------------------------------
    THE EXCHANGE OFFERS AND SOLICITATION OF ACCEPTANCES OF THE PREPACKAGED
   PLAN OF REORGANIZATION WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
       ON JULY 14, 2003, UNLESS EXTENDED BY US (THE "EXPIRATION DATE").
-------------------------------------------------------------------------------


         This Supplement Number 1 (the "Supplement") supplements the Second Amended Offering Circular and Disclosure Statement and Solicitation of Acceptances of a Prepackaged Plan of Reorganization (the "Offering Circular and Disclosure Statement") by Mirant Corporation ("Mirant") dated June 30, 2003.

         Unless otherwise defined herein, capitalized terms used herein have the same meanings as in the Offering Circular and Disclosure Statement. Except as set forth herein, the terms and conditions of the Exchange Offers and Solicitation of Acceptances remain as set forth in the Offering Circular and Disclosure Statement.

The Exchange Agent for the                The Information Agent for the
Exchange Offers is:                       Exchange Offers and Voting Agent
                                          for the solicitation of acceptances
                                          of the Plan of Reorganization is:

Deutsche Bank Trust Company Americas      Innisfree M&A Incorporated

                        _______________________________

         See "Risk Factors" beginning on page 28 of the Offering Circular and Disclosure Statement for a discussion of risks you should consider before tendering your Exchange Offer Securities or voting on the Plan of Reorganization.

                        _______________________________

                 The date of this Supplement is July 9, 2003.

                          FORWARD-LOOKING STATEMENTS

         The information presented in this Supplement and in the Offering Circular and Disclosure Statement includes forward-looking statements in addition to historical information. These statements involve known and unknown risks and relate to future events, our future financial performance or our projected business results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "targets," "potential" or "continue" or the negative of these terms or other comparable terminology. Forward-looking statements are only predictions. Actual events or results may differ materially from any forward-looking statement as a result of various factors, including those contained in the section entitled "Risk Factors" and other sections of this Supplement and the Offering Circular and Disclosure Statement, including the documents incorporated by reference herein and therein. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We expressly disclaim a duty to update any of the forward-looking statements.

Restructured Credit Facilities

         First Lien

         Under the Out-of-Court Alternative, the Offering Circular and Disclosure Statement contemplated that the liens securing the New Secured Notes would be second in priority to the lenders under the MAG Secured Credit Facility, the Mirant Term A Facility and the Mirant Liquidity Facility, and certain future indebtedness that Mirant or MAG may enter into from time to time; provided that in no event would the aggregate amount of indebtedness secured by a first lien exceed $1.1 billion. Pursuant to this Supplement, the Offering Circular and Disclosure Statement is hereby amended to provide that in no event will the aggregate amount of indebtedness secured by a first lien exceed $1.25 billion.

         Under the In-Court Alternative, the Offering Circular and Disclosure Statement contemplated that the liens securing the New Secured Notes would be second in priority to the lenders under the MAG Secured Credit Facility, any Mirant Exit Facility entered into upon Mirant's emergence from bankruptcy and certain future indebtedness that Mirant or MAG may enter into from time to time; provided that in no event would the aggregate amount of indebtedness secured by a first lien exceed $1.1 billion. Pursuant to this Supplement, the Offering Circular and Disclosure Statement is hereby amended to provide that in no event will the aggregate amount of indebtedness secured by a first lien exceed $1.25 billion.

         Interest Rate and Target Prepayments

         Under the In-Court Alternative, the Offering Circular and Disclosure Statement contemplated that at our option and subject to certain limitations, the interest rate on the loans under the Mirant Term Loan Facility would be either (a) the base rate plus 3.25% or (b) LIBOR plus 4.25%. Pursuant to this Supplement, the Offering Circular and Disclosure Statement is hereby amended to provide that, at our option and subject to certain limitations, the interest rate on the loans under the Mirant Term Loan Facility will be either
(a) the base rate plus 3.25% or (b) LIBOR plus 4.5%.

         The Offering Circular and Disclosure Statement contemplated that we would make "soft" amortization payments (i.e., amortization payments which if not made would not trigger a default) of $200 million and $500 million on the second and third anniversary, respectively, of the closing date. Pursuant to this Supplement, the Offering Circular and Disclosure Statement is hereby amended to provide that we will be required to make "soft" amortization payments of $100 million and $300 million on the second and third anniversary, respectively, of the closing date. Incentives for making such "soft" amortization payments remain unchanged.

         The Offering Circular and Disclosure Statement contemplated that a "hard" amortization payment (i.e., an amortization payment which if not made would trigger an event of default) of $500 million would be due on the fourth anniversary of the closing date, provided that 50% of the "soft" amortization payments previously made were credited against such "hard" amortization. Pursuant to this Supplement, the Offering Circular and Disclosure Statement is hereby amended to provide that amortization of $100 million, $200 million and $350 million will be due on the second, third and fourth anniversary, respectively, of the closing date. Fifty percent of the "soft" amortization payments previously made will continue to be credited against the "hard" amortization payment required to be made on the fourth anniversary of the closing date.

         The Offering Circular and Disclosure Statement contemplated that all amortization payments would be applied against loans outstanding under the Mirant Term Loan Facility and the MAEM Credit Facility. Pursuant to this Supplement, the Offering Circular and Disclosure Statement is hereby amended to provide that such amortization payments will be applied on a pro rata basis
(i) at Mirant's option, against the portion of the Mirant Exit Facility provided by lenders party to Mirant's existing credit facilities or against loans outstanding under the Mirant Term Loan Facility and (ii) the MAEM Credit Facility.

Warrants

         Number and Terms of Warrants to be Granted to Mirant Bank Lenders

         Under the In-Court Alternative, the Offering Circular and Disclosure Statement contemplated that Mirant would grant to the Mirant Bank Lenders on the Distribution Date of the Plan of Reorganization Warrants to purchase 14,609,286 shares of Mirant's common stock upon such Distribution Date. The strike price for such Warrants would be equal to 120% of the average closing price of Mirant common stock as quoted on the NYSE for thirty (30) consecutive trading days ending six (6) months from the Distribution Date. The Warrants would be exercisable for a period of seven years but not until six months after the date they are granted.

         Mirant has agreed to increase the number of Warrants granted to the Mirant Bank Lenders on the Distribution Date of the Plan of Reorganization so that such lenders can acquire 24,883,948 shares of Mirant's common stock, and has further agreed to change the strike price for such Warrants to 100% of the average closing price of Mirant common stock as quoted on the NYSE for thirty
(30) consecutive trading days ending six (6) months from the Distribution Date. The other terms of the Warrants are unchanged.

         Automatic Adjustment to Terms of Warrants to be Granted to Noteholders

         The Offering Circular and Disclosure Statement contemplated that the strike price for the Warrants to be granted to tendering Noteholders upon consummation of the Exchange Offers or the Plan of Reorganization would automatically be reduced to such lower price if any Warrants were issued prior to September 30, 2003 at a lower exercise price. Accordingly, in view of the lower strike price of the Warrants being granted to the Mirant Bank Lenders, the strike price for the Warrants to be granted to tendering Noteholders upon consummation of the Exchange Offers or the Plan of Reorganization, as the case may be, will be automatically adjusted to be equal to 100% of the average closing price of Mirant common stock as quoted on the NYSE for thirty (30) consecutive trading days ending six (6) months from the Distribution Date.

Conditions to the Obligations of the Issuer in the Exchange Offers and Solicitation of Acceptances of a Prepackaged Plan of Reorganization

         The conditions to the Exchange Offers and Solicitation of Acceptances of a Prepackaged Plan of Reorganization contained in the Offering Circular and Disclosure Statement shall remain in full effect as set forth in the Offering Circular and Disclosure Statement.

Other Matters

         Holders of Exchange Offer Securities who are the beneficial owners of such securities as of the date of their tender (including, without limitation, former holders of TIERS who withdrew Convertible

Debentures from the TIERS Trust), but who were not holders of record on May 30, 2003, may, as an alternative to the Master Ballot procedure previously described, vote in favor of the Plan of Reorganization by executing and returning to Innisfree M&A Incorporated (the "Voting Agent") the Beneficial Owner Ballot and the Beneficial Ballot Supplement (copies of which are available from the Voting Agent), including an acceptable form of verification as of such date.

         For further information on this procedure, please call the Voting Agent at one of the telephone numbers listed below.

         The Convertible Debentures Exchange Offer has always been and remains open to all holders of Convertible Debentures. Mirant has been advised that some certificates for Convertible Debentures apparently continue to bear the original CUSIP No. 604675-AA-6 rather than 604675-AB-4. Mirant is accordingly clarifying for the benefit of various broker dealers and custodians that the Convertible Debentures Exchange Offer includes Convertible Debentures bearing CUSIP No. 604675-AA-6.


                         RECOMMENDATION AND CONCLUSION

         For all of the reasons set forth in this Supplement and the Offering Circular and Disclosure Statement, Mirant believes that (i) exchange of the Exchange Offer Securities for the New Secured Notes, cash and Warrants at the exchange rates set forth herein, (ii) the exchange of the Mirant Bank Claims for the Mirant Secured Credit Facility, (iii) the exchange of the Commodity Prepay Facility Claims for the MAEM Credit Facility, and (iv) the exchange of the Commodity Prepay Facility Guaranty Claims for the MAEM Secured Guaranty is preferable to all other alternatives. If Mirant determines it is more advantageous and expeditious, Mirant may commence a Chapter 11 case. In such event, Mirant believes that the confirmation and consummation of the Plan of Reorganization will be preferable to other alternatives. Consequently, Mirant urges (i) all holders of Exchange Offer Securities to tender such Exchange Offer Securities for exchange, (ii) all eligible holders of Exchange Offer Securities to vote to ACCEPT the Plan of Reorganization, and to complete and return their Letters of Transmittal and Consent and/or Notice of Guaranteed Delivery and Consent and the ballots so that they will be RECEIVED by the Depositary and the Voting Agent on or before 12:00 midnight, New York City time, on July 14, 2003, and (iii) all holders of Mirant Bank Claims, Commodity Prepay Facility Claims and Commodity Prepay Facility Guaranty Claims to vote to ACCEPT the Plan of Reorganization and return the ballots so that they will be RECEIVED by the Voting Agent on or before 12:00 Midnight, New York City time on July 14, 2003.


                                         MIRANT CORPORATION
                                         By: /s/ J. WILLIAM HOLDEN, III
                                             ----------------------------
                                         Name:  J. William Holden, III
                                         Title: Senior Vice President and
                                                Treasurer
Dated: July 9, 2003

         Mirant has appointed Innisfree M&A Incorporated as (i) the Information Agent for the Exchange Offers and (ii) the Voting Agent for acceptances of the Plan of Reorganization. All inquiries relating to this Supplement or the Offering Circular and Disclosure Statement and the transactions contemplated hereby and thereby should be directed to the Information Agent at the telephone numbers and address set forth below. All Ballots to vote on the Plan of Reorganization should be sent to the Voting Agent at the address below so as to be received prior to the Voting Deadline.

         The Information Agent for the Exchange Offers and the Voting Agent for or acceptances of the Plan of Reorganization is:

                          Innisfree M&A Incorporated
                        501 Madison Avenue, 20th Floor
                           New York, New York 10022
                Banks and Brokers Call Collect: (212) 750-5833
                                      or
                   All Others Call Toll Free: (877) 750-2689

         Mirant has appointed Deutsche Bank Trust Company Americas as the Exchange Agent for the Exchange Offers. All completed Letters of Transmittal and agent's messages should be directed to the Exchange Agent at one of the addresses set forth below. All questions regarding the procedures for tendering in the Exchange Offers and requests for assistance in tendering your Exchange Offer Securities should also be directed to the Exchange Agent at one of the following telephone numbers and addresses:

         Delivery To: Deutsche Bank Trust Company Americas, Exchange Agent for the Exchange Offers


By Regular or Certified Mail:            By Hand:              By Overnight Mail or Courier:

DB Services Tennessee, Inc.          Deutsche Bank Trust         DB Services Tennessee, Inc.
   Reorganization Unit               Company Americas             Corporate Trust & Agency
   P.O. Box 292737                 c/o The Depository Trust              Services
Nashville, TN 37229-2737             Clearing Corporation          Reorganization Unit
                                   55 Water Street, 1st Floor     648 Grassmere Park Road
                                     Jeannete Park Entrance         Nashville, TN 37211
                                      New York, NY 10041          Attention: Karl Shepard

______________________                                            ______________________
To Confirm by Telephone                                               By Facsimile
or for Information Call:                                           (Eligible Guarantor
______________________                                             Institutions Only):
(800) 735-7777                                                    _______________________
                                                                     (615) 835-3701



         Delivery of a Letter of Transmittal and consent or agent's message to an address other than the address listed above or transmission of instructions by facsimile other than as set forth above is not valid delivery of the Letter of Transmittal and consent or agent's message.

         Requests for additional copies of this Supplement, the Offering Circular and Disclosure Statement, Mirant's 2002 Annual Report on Form 10-K, the Letter of Transmittal and Consent, Notice of Guaranteed Delivery and Consent or any Ballot may be directed to either the Exchange Agent or the Information Agent at the respective telephone numbers and addresses listed above.